Exhibit 5.1




                                                February 19, 1998




Aquila Biopharmaceuticals, Inc.
365 Plantation Street
Worcester, MA  01605

Ladies and Gentlemen:

        This opinion is delivered to you in connection with the registration statement on Form S-3 (the "Registration Statement") filed on February 19, 1998 by Aquila Biopharmaceuticals, Inc. (the "Company") under the Securities Act of 1933, as amended, for registration under said Act of 769,000 shares of the common stock, $.01 par value (the "Common Stock"), of the Company for the account of selling shareholders.

        We are familiar with the Restated Certificate of Incorporation of the Company, as amended, the corporate minute book and the by-laws of the Company, as amended, and the Registration Statement. We have also made such further investigation as we have deemed necessary for the purposes of this opinion.

        Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the Registration Statement have been validly authorized for issuance and are legally issued, fully paid and nonassessable.

        We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the prospectus contained in the Registration Statement under the caption "Legal Matters."

                                                Very truly yours,

                                                /s/ Bowditch & Dewey

                                                BOWDITCH & DEWEY, LLP